UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):

May 30, 2014

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 30, 2014, Enova International, Inc. (“Enova”), a wholly-owned subsidiary of Cash America International, Inc. (“Cash America”), issued and sold $500 million in aggregate principal amount of 9.75% Senior Notes due 2021 (the “Notes”). The Notes bear interest at a rate of 9.75% and were sold at a discount of the principal amount thereof to yield 10.0% to maturity. The Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

The Notes are governed by an Indenture (the “Indenture”), dated May 30, 2014, between Enova, Enova’s U.S. subsidiaries, as Guarantors, and U.S. Bank National Association, as trustee. The Notes will bear interest at a rate of 9.75% per year on the principal amount of the Notes, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. The Notes will mature on June 1, 2021. The Notes are senior unsecured debt obligations of Enova and are unconditionally guaranteed by Enova’s U.S. subsidiaries. Neither Cash America nor any of its other subsidiaries that are not subsidiaries of Enova guarantee the Notes.

The Indenture contains certain covenants that, among other things, limit Enova’s and certain of its subsidiaries’ ability to incur additional debt, acquire or create new subsidiaries, create liens, engage in certain transactions with affiliates and consolidate or merge with or into other companies.

The Notes are redeemable at Enova’s option, in whole or in part, (i) at any time prior to June 1, 2017 at 100% of the aggregate principal amount of Notes redeemed plus the applicable “make whole” redemption price specified in the Indenture, plus accrued and unpaid interest, if any, to the redemption date and (ii) at any time on or after June 1, 2017 at a premium specified in the Indenture that will decrease over time as described in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to June 1, 2017, Enova may redeem from time to time up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date with the proceeds from certain equity offerings as described in the Indenture. In addition, if Enova and its subsidiaries’ guarantee of certain indebtedness of Cash America as described in the Indenture is not released on or before March 31, 2015 then Enova may redeem all and not less than all of the Notes outstanding at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (the “Special Redemption”), and if the Special Redemption does not occur, then the interest rate on the Notes will increase 2.0% per annum until Enova and its subsidiaries no longer guarantee certain indebtedness of Cash America as described in the Indenture. If a change of control occurs, as that term is defined in the Indenture, the holders of Notes will have the right, subject to certain conditions, to require Enova to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase.

The Indenture provides for customary events of default, including nonpayment, failure to comply with covenants or other agreements in the Indenture, any subsidiary guarantee ceasing to be in full force and effect or any guarantor denying or disaffirming its obligations under its subsidiary guarantee, and certain events of bankruptcy or insolvency. If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

In addition, on May 30, 2014, Enova entered into a registration rights agreement with Jeffries LLC as the initial purchaser (the “Registration Rights Agreement”), pursuant to which Enova agreed to use commercially reasonable efforts to cause a registration statement to be declared effective on or prior to the 360th day following the closing date relating to an exchange offer of the Notes for identical new notes registered under the Securities Act. In certain circumstances, Enova may be required to file a shelf registration statement to cover resales of the Notes. If Enova does not comply with certain covenants set forth in the Registration Rights Agreement, it must pay liquidated damages to holders of the Notes.

The descriptions set forth above are qualified in their entirety by the Indenture and the Registration Rights Agreement filed as Exhibits 4.1 and 10.1, respectively, hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events

On May 30, 2014, Cash America issued a press release announcing the closing of the Note offering described in Item 1.01. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated May 30, 2014, between Enova International, Inc., the U.S. subsidiaries of Enova International, Inc. as guarantors, and U.S. Bank National Association, as trustee

10.1	Registration Rights Agreement, dated May 30, 2014, between Enova International, Inc., the U.S. subsidiaries of Enova International, Inc. as guarantors, and Jefferies LLC

99.1	Press Release dated May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date:	May 30, 2014	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated May 30, 2014, between Enova International, Inc., the U.S. subsidiaries of Enova International, Inc. as guarantors, and U.S. Bank National Association, as trustee

10.1	Registration Rights Agreement, dated May 30, 2014, between Enova International, Inc., the U.S. subsidiaries of Enova International, Inc. as guarantors, and Jefferies LLC

99.1	Press Release dated May 30, 2014